EXHIBIT 12
                                 TRIBUNE COMPANY

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)

                                                   First Quarter                 Fiscal Year Ended December
                                                       Ended       -------------------------------------------------------
                                                      3/28/99        1998       1997        1996        1995        1994
                                                   -------------   --------   --------    --------    --------    --------
Income from continuing operations (A)                 $343,262     $414,272   $393,625    $282,750    $245,458    $233,149

Add:
    Income tax expense                                 221,932      290,817    265,375     191,663     167,076     158,698
    Losses on equity investments                        14,212       33,980     34,696      13,281      13,209       9,739
                                                      --------     --------   --------    --------    --------    --------

      Subtotal                                         579,406      739,069    693,696     487,694     425,743     401,586
                                                      --------     --------   --------    --------    --------    --------

Fixed charge adjustments
  Add:
    Interest expense                                    23,187       88,451     86,502      47,779      21,814      20,585
    Amortization of capitalized interest                   516        2,068      2,076       2,108       2,253       2,362
    Interest component of rental expense (B)             2,751       10,671     10,416       9,362       8,200       8,236
                                                      --------     --------   --------     -------    --------    --------

Earnings, as adjusted                                 $605,860     $840,259   $792,690    $546,943    $458,010    $432,769
                                                      ========     ========   ========    ========    ========    ========

Fixed charges:
    Interest expense                                  $ 23,187     $ 88,451   $ 86,502    $ 47,779    $ 21,814    $ 20,585
    Interest capitalized                                   364        1,897        224         168         610           -
    Interest component of rental expense (B)             2,751       10,671     10,416       9,362       8,200       8,236
    Interest related to guaranteed ESOP debt (C)         3,286       15,578     17,901      20,134      22,057      24,017
                                                      --------     --------   --------    --------    --------    --------

Total fixed charges                                   $ 29,588     $116,597   $115,043    $ 77,443    $ 52,681    $ 52,838
                                                      ========     ========   ========    ========    ========    ========

Ratio of earnings to fixed charges (A)                    20.5          7.2        6.9         7.1         8.7         8.2
                                                      ========     ========   ========    ========    ========    ========

(A) Income from continuing operations includes non-recurring net gains of $270.5 million in the 1999 first quarter, $63.5 million in fiscal year 1998, $68.9 million in 1997, $6.0 million in 1996 and $8.7 million in 1995. Excluding these non-recurring items, the ratio of earnings to fixed charges was 5.4 in the 1999 first quarter, 6.2 in fiscal year 1998, 5.9 in 1997, 7.1 in 1996 and 8.4 in 1995. See Note 5 to the Company's Condensed Consolidated Financial Statements in this Form 10-Q and the Eleven Year Financial Summary in the Company's 1998 Annual Report to Shareholders for further discussion of these non-recurring items.

(B) Represents a reasonable approximation of the interest cost component of rental expense incurred by the Company.

(C) Tribune Company guarantees the debt of its Employee Stock Ownership Plan
    (ESOP).